Exhibit 99.1
Sparton Corporation Announces Sonobuoy Contract Award
from the United States Navy
JACKSON, Mich. – Feb. 17, 2009 — Sparton Corporation (NYSE:SPA) announced it has been awarded a contract to manufacture sonobuoys for the United States Navy. The award is valued at approximately $34.1 million. The primary purpose of a sonobuoy is to detect acoustic emissions or reflections from potentially hostile submarines and transmit these signals to US Navy airborne antisubmarine warfare forces.
Sparton’s award includes provisions to produce the following sonobuoy models: 31,593 AN/SSQ-53F, and 9,578 AN/SSQ-62E. Final assembly production will occur at the Company’s DeLeon Springs, Fla., facility and is expected to be completed on or before September 2010.
The AN/SSQ-53F sonobuoy is a passive acoustic sensor that is used for detection, classification, and localization of adversary submarines during peacetime and combat operations. The SSQ-62E DICASS sonobuoy is an active acoustic sensor that is used in the final localization and attack phase of submarine prosecutions.
Headquartered in Michigan, Sparton is the only U.S.-owned designer and manufacturer of sonobuoys for the U.S. Navy.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Mich., Sparton has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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